Exhibit 10.12c

SEVERANCE, RELEASE AND WAIVER AGREEMENT

This Severance, Release and Waiver Agreement (hereinafter “Agreement”) is made by and between John Nordin (“Employee”) and KAR Auction Services, Inc. (“KAR”) and its Company Entities (as defined below) (collectively hereinafter referred to as “KAR”, the “Company” or “Employer”).

As used in this Agreement, the term Company Entities shall include KAR and its past, present or future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, attorneys, employees and assigns, whether acting on behalf of Employer or in their individual capacities.

The purpose of this Agreement is to establish an amicable arrangement for ending the employment relationship between Employer and Employee and to provide a release to maintain an amicable relationship in the future in exchange for the mutual covenants and consideration herein. Employee is entering into this Agreement voluntarily and understands that he is giving up the right to bring any possible legal claims against the Company including, among others, claims relating to employment. If Employee was not to enter into this Agreement and was to bring any claims against the Company, the Company would dispute the merits of those claims and would contend that it acted lawfully and for justifiable business reasons with respect to Employee. Employee understands that by entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to Employee or to any other person. To the contrary, the Company’s willingness to enter into this Agreement is intended to show that it is continuing to deal with Employee fairly and in good faith.

Following a voluntary resignation, Employee’s employment with Employer ended effective at the close of business on February 18, 2011 (hereafter, the “Separation Date”), and the terms of this Agreement shall be deemed effective as of that date (or later “Effective Date” as defined herein), subject to delivery of a properly signed original of this Agreement.

Employee is voluntarily resigning his employment as of the Separation Date.

Nothing in this Agreement shall be construed to create a continued relationship of Employee and Employer between the parties hereto. Employee shall not be entitled to receive from the Company any future remuneration, rights, or benefits other than as expressly set forth in this Agreement, including, without limitation, any remuneration, rights or benefits under any Employer policies or any employment agreement with any of the Company Entities.

1. Severance Consideration. Subject to and conditioned upon Employee’s satisfaction of all other terms and conditions of this Agreement, Employee has elected to receive, and Employer has agreed to provide, severance consideration as follows:

A. Cash Payments. Employer shall pay Employee:

(1) A lump sum payment of $574,633.00, less required withholdings for income and employment taxes, payable on September 1, 2011, it being agreed that the dollar amount of this payment reflects the dollar amount described in Section 3.2(c)(i-iv) of the pre-existing Employment Agreement with Employee dated as of July 13, 2007, as amended (attached hereto as Exhibit A); and

Page 1 of 11	Employee Initials: JRN

(2) A series of fifty-two (52) bi-weekly installment payments each equal to $12,364.77, less required withholdings for income and employment taxes, as payable over the two (2) year period following the Effective Date in accordance with Employer’s bi-weekly payroll practices.

B. Override Units.

Employee was a “Management Member” of KAR Holdings II, LLC (“KAR LLC”) and Axle Holdings, LLC (“Axle LLC”) and holds the following override units (collectively, the “Override Units”) in each entity:

Type of Override Unit	Amount	Exercise Price	Expiration Date
KAR LLC Operating Units	3,637.50	$100	June 15, 2017
KAR LLC Value Units	10,912.50	$100	June 15, 2017
Axle LLC Operating Units	16,667	$25.62	May 25, 2015
Axle LLC Value Units	33,333	$25.62	May 25, 2015

Pursuant to the KAR LLC Agreement, attached hereto as Exhibit B, (i) 2,728.125 of the KAR LLC Operating Units have vested in accordance with the terms of the KAR LLC Agreement (the “Vested KAR LLC Operating Units”); (ii) 909.375 of the KAR LLC Operating Units have not yet vested in accordance with the terms of the KAR LLC Agreement and are set to vest on June 15, 2011 (the “Unvested KAR LLC Operating Units”); and (iii) none of the KAR LLC Value Units have vested pursuant to the terms of the KAR LLC Agreement. Pursuant to the Axle LLC Agreement, attached hereto as Exhibit C, the Axle LLC Operating Units have all vested in accordance with the terms of the Axle LLC Agreement and none of the Axle LLC Value Units have vested pursuant to the terms of the Axle LLC Agreement.

Upon the Effective Date of this Agreement, Employee will become an “Inactive Management Member” of KAR LLC and Axle LLC. Pursuant to the KAR LLC Agreement and the Axle LLC Agreement, all of the KAR LLC Value Units, the Unvested KAR LLC Operating Units and the Axle LLC Value Units would be forfeited upon termination of Employee’s employment, unless each entity determines to treat such units in a manner that is more favorable to Employee. In connection with the separation of Employee’s employment, each entity shall allow Employee to retain the KAR LLC Value Units and the Axle LLC Value Units so that such KAR LLC Value Units and the Axle LLC Value Units will not be forfeited by Employee upon his separation of employment but will continue to be subject to potential forfeiture in accordance with Section 14 of this Agreement and shall remain subject to the applicable participation and vesting provisions set forth in the KAR LLC Agreement and the Axle LLC Agreement. In addition, KAR LLC shall accelerate the vesting of the Unvested KAR LLC Operating Units upon such separation of employment such that Employee would retain all of the KAR LLC Operating Units.

C. COBRA Subsidy. Subject to Employee’s satisfaction of the COBRA election and continuation requirements referenced in Section 3 below, Employer shall provide the COBRA coverage elected by Employee on an Employer-subsidized basis, such that no COBRA premium

Page 2 of 11	Employee Initials: JRN

will be required to be paid with respect to such coverage, or through reimbursement of such COBRA premium amount, if required, for the eighteen (18) consecutive month period commencing after the Separation Date, or if less, for the period ending on the date Employee commences full-time employment with another employer or the date the statutory obligation to provide COBRA coverage otherwise expires. The provisions of this paragraph C shall in no way extend the duration of coverage otherwise required under COBRA.

Per Company policy, Employee acknowledges that any balance on his Corporate American Express account may be set off against the amounts owed under this Agreement.

Employee acknowledges that the amounts set forth in this Section 1 represent complete satisfaction of Employer’s obligations as set forth in Employee’s July 13, 2007 Employment Agreement, as amended, and includes additional monetary consideration to which Employee is not otherwise entitled.

2. Vacation Pay. Employee will receive one week of vacation pay on the next and usual payday. Employee acknowledges that such payment represents payment in full of any earned/accrued vacation balance.

3. COBRA. Employee’s health insurance benefits will terminate on the last day of the month in which separation occurs. Employee shall receive timely COBRA information and, taking into account the subsidy available under Section 1. C., above, Employee shall be permitted to elect continued health insurance coverage under the statutory COBRA requirements.

4. Benefits. Employee shall be entitled to receive any vested benefits to which Employee is entitled under the terms of any retirement plan, including the 401k plan. Employee will be entitled to such benefits under COBRA as the Employee may be entitled to and as set forth herein. Employee shall not be entitled to any other benefits, after separation of employment, including but not limited to further 401k plan and profit sharing plan contributions, equity, options or payments of any kind whatsoever, except as expressly set forth in this Agreement. All other benefits, including life and disability insurance benefits, terminate as of the Separation Date or as otherwise specified in the controlling benefit plan document(s).

5. Release. In consideration of the payments made in Section 1 hereof, Employee, as his free and voluntary act and on behalf of himself, his heirs, beneficiaries, administrators, executors, successors and assigns, forever releases and discharges the Company and Company Entities from all claims, actions, causes of action, promises, contracts, demands, agreements, liabilities and debts (hereinafter referred to collectively as “claims”), for compensatory, punitive or any other damages whatsoever. Employee releases all claims that may be asserted by reason of his employment, separation of employment or in any other regard, which claims the Employee may have had, may now have or shall have as of the date Employee executes this Agreement, whether known or unknown to the Employee. These claims being released by the Employee include, but are not limited to, those claims that may arise for wrongful termination or retaliation, or arising in tort, in contract, by statute, for discrimination on the basis of race, religion, sex, national origin, veteran status, handicap, disability or age, or claims of wrongful, abusive or retaliatory discharge or civil rights violations [such as, but not limited to, those arising under the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (including, but not limited to, 42 U.S.C. Sections 1981, 1982, 1983 and 1985)], or claims under Executive Order 11246, as amended, the Sarbanes-Oxley Act of 2002, specifically including the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. § 1514A et seq., the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act, any state law against discrimination or civil rights acts under the laws of Indiana, or any state, the National Labor Relations Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family Medical Leave Act, or the Americans With Disabilities Act, the Indiana Wage Payment and Indiana Wage Claim Statutes, or any other applicable federal, state or local employment statute or ordinance, or for common law claims, including but

Page 3 of 11	Employee Initials: JRN

not by way of limitation, defamation, invasion of privacy, infliction of emotional distress, interference with contractual relations or prospective economic advantage, or for breach of an express or implied contract.

Employee agrees that he has received complete satisfaction for and releases any and all claims whether known, suspected or unknown, that Employee may have or have had prior to the date of signing this Agreement.

Nothing herein shall be construed to prevent Employee from: (a) filing a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC, or (b) participating in any investigation or proceeding conducted by the EEOC. Likewise, nothing herein shall be construed as establishing a condition precedent or other barrier to exercising these rights.

With respect to any charges filed concerning events or actions related to his employment that occurred on or before the date of this Agreement, Employee waives and releases any right that Employee may have to recover in any lawsuit or proceeding brought by Employee or by any administrative agency on his behalf and agrees that this Agreement shall be a complete bar to recovery in any lawsuit, proceeding or civil action of any kind. Employee also waives any right to and promises not to become a member of any class in a suit in which claims are asserted against the Company that are related in any way to his employment or separation of employment. Employee also waives any right to recover attorney fees.

6. Indemnification. The Company Entities agree to indemnify, defend, and hold Employee harmless from any and all liability, costs, damages, judgments, losses, and/or reasonable attorneys’ fees incurred as a result of any claims, demands, causes of action, and/or inquiries, including but not limited to investigations from governmental or regulatory authorities or claims or lawsuits pending or hereinafter filed that name Employee as a party to such claim or lawsuit for alleged actions or inactions, arising from or related to Employee’s employment with the Company or subsequent assistance, cooperation or appearance(s), if any, as noted in Section 13 below. The Company Entities further agree to continue to provide director and officer liability insurance coverage for Employee for all acts or omissions during the course of his employment at the Company whether now known or unknown. In the event of a written demand for indemnification or defense from Employee, the Company shall accept such demand as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company as served in writing to the General Counsel via express carrier or in-hand.

7. Non-Disparagement. As a material part of this Agreement, Employee specifically understands and expressly agrees that he shall not disparage, demean or otherwise communicate any information damaging or potentially damaging to the business or reputation of KAR or the Company Entities, including any of its subsidiaries, affiliated companies, officers, directors, shareholders, or employees to any third party, including, but not limited to, the media, business community, and other employees of the Company, without the express written consent of the Company or otherwise required by law.

8. Confidential Information. By virtue of Employee’s employment with Employer, and by the nature of the Company’s business, Employee has had access to and has consistently and routinely been given trade secrets and confidential information related to the Company’s business. Employee agrees to keep secret, hold in confidence and not use or disclose, or authorize anyone else to use or disclose, any trade secrets or confidential information that Employee acquired as a result of his employment with Employer. As used in this Agreement, “Confidential Information” means all Work Product (as defined below) and other proprietary or confidential information concerning the business, finances, financial statements, pricing, promotional activities, marketing goals, properties and operations of the Company and its affiliated entities, including, without limitation, the identity and preferences of customers and prospective customers, know-how, trade secrets, business and marketing plans, strategic business goals and strategies, techniques,

Page 4 of 11	Employee Initials: JRN

technology, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, formula, pattern, computer hardware and software systems, computer network and communications integration and design, e-commerce development and applications, data, unfavorable information about Company entities not commonly known by the public, and other original works of authorship, along with all information received from third-parties and held in confidence by the Company and its affiliated entities (including without limitation, personnel files and employee records). Employee understands that all information supplied to the Company from outside sources will be presumed to be Confidential Information unless and until it is designated otherwise by the Company in writing.

Employee agrees that the Company provided him access to Confidential Information only in the course and duties of his employment by Employer and in furtherance of the Company’s business, and therefore he must not otherwise publish or disclose, or authorize anyone else to publish or disclose any Confidential Information. Employee will never use Confidential Information in any way that is detrimental to the Company. Employee will keep the Company’s Confidential Information secret from all third-parties, except as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that Employee shall, to the extent practicable, give the Company prior written notice of any such disclosure and shall cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information.

It is the duty of Employee to return to Employer all documents or other property that belongs to the Company, including any and all copies thereof (regardless of form or medium), in Employee’s possession or under Employee’s control, as of the Separation Date. The Employee has an affirmative on-going duty to search for and return any such property in the future if it is in the Employee’s possession or control.

Under this Agreement, “Work Product” shall include all research, discoveries, inventions, and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analysis, drawings, reports and all similarly-related information (whether patentable or unpatentable), Confidential Information, copyrightable works, and similar and related information (in whatever form or medium), which (1) either (A) relate to the Company’s actual or anticipated business, research or development or existing or future products or services or (B) result from any work performed by the Employee for the Company and (2) are or were conceived, developed, made or contributed to in whole or in part by the Employee while employed by the Company (“Work Product”).

Employee expressly agrees that all Work Product shall be and remain the sole and exclusive property of the Company. Accordingly, all Work Product eligible for any form of copyright protection shall be deemed a “work made for hire” under the copyright laws and shall be owned by the Company. Further, Employee assigns, transfers and conveys to the Company, and shall, at all times following the Separation Date, take all necessary actions to assign and secure all proprietary assets and rights in and of the work product for the Company’s exclusive ownership and use.

9. Non-Solicitation. Employee expressly acknowledges that:

(a) the business of the Company involves providing unique products and services on a nation-wide and international basis;

(b) the Employee’s performance of his services for the Company afforded Employee full and complete access to and caused Employee to become highly knowledgeable about the Company’s Confidential Information; and

Page 5 of 11	Employee Initials: JRN

(c) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company because, if Employee breaches the provisions of this Agreement, Employee will cause substantial harm to the Company.

Employee agrees that for a period of twenty-four (24) months following the Separation Date, Employee shall not directly or indirectly, individually or on behalf of any Person (defined as any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or an accrediting body):

(1) accept business from, or solicit, aid or induce any customer, lender, vendor or supplier of the Company with whom Employee had contact during the period of time Employee was employed with the Company, to discontinue the relationship or reduce the amount of business done with the Company, or otherwise interfere with the relationship between the Company and such customer, Person or entity;

(2) accept business from, or solicit, aid or induce any customer, Person or entity that was serviced by Employee or whose name became known to Employee by virtue of Employee’s employment with Employer, to discontinue the relationship or reduce the amount of business done with the Company or otherwise interfere with the relationship between the Company and such customer, Person or entity;

(3) solicit, aid or induce any then-current employee of the Company to leave the Company in order to accept employment with or render services for any other Person; and

(4) Employ or attempt to employ any employee of the Company.

If Employee fails to comply with the provisions of this Section, the Company may, in addition to pursuing all other remedies available to the Company under law or in equity as a result of such breach, pursue all remedies specified in Section 14 of this Agreement.

10. Non-Competition. Employee hereby acknowledges and agrees that the Company actively engages in its Business (as defined below) throughout all of North America and that as a high-level executive of the Company with duties and responsibilities that are co-extensive with the geographic scope of the Company’s Business, Employee actively performed services for the Company throughout all of North America, and was exposed to all of the Company’s trade secrets. Employee also acknowledges that the agreements and covenants contained herein are essential to protect the Business and goodwill of the Company because, if Employee enters into any activities competitive with the Business of the Company, Employee will cause substantial harm to the Company. Accordingly, Employee agrees that for twenty-four (24) months following his Separation Date, Employee will not, directly or indirectly, whether as a partner, officer, shareholder, advisor, consultant, employee or otherwise, promote, participate in, become employed by, engage in any activity, or own any interest in, invest in, lend to, manage, control, consult with or render services to any or other business directly or indirectly, involving (i) the used and/or salvage vehicle redistribution business, (ii) the used and/or salvage vehicle auction business or (iii) the used vehicle dealer floor plan financing business (collectively, the “Business”) within the territory consisting of the continental United States, Canada and Mexico. Moreover, Employee agrees not to directly or indirectly act in any capacity that is in competition with the Company’s Business and in which disclosure or use of the Company’s Confidential Information would facilitate or support the performance of his duties. If Employee fails to comply with the provisions of this Section, the Company may, in addition to pursuing all other

Page 6 of 11	Employee Initials: JRN

remedies available to the Company under law or in equity as a result of such breach, pursue all remedies specified in Section 14 of this Agreement.

11. Scope of Restriction. The parties to this Agreement agree that the restrictions contained herein in Sections 9 and 10 are necessary to protect the Company’s interests and reasonable as to period of time and territories specified. However, if the period of time or territories herein specified should be judged unreasonable by a court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and any paragraph, sentence, phrase or word which renders a restriction unreasonable should be modified or redacted by the Parties and/or Court to the extent necessary to make it enforceable to the fullest extent allowed by law.

12. Extension of Restriction. In the event of any breach or attempted breach by Employee of Sections 9 and 10 of this Agreement, the restrictive covenants contained therein shall be extended for a period of time equal to the period of time beginning on the date the violation commenced and ending when the activities constituting such violation have finally terminated.

13. Cooperation. Employee will cooperate with KAR and the Company Entities (and designated third parties) with respect to all reasonable requests of the Chairman, Chief Executive Officer, or General Counsel of KAR Auction Services, Inc., and be available to KAR and the Company Entities, whether verbally and/or in-person, with respect to any matter arising out of Employee’s service for a period of two (2) years following the Separation Date. At any time following the Separation Date (not limited to the two (2) year period following the Separation Date), Employee agrees to cooperate with the Company in connection with any pending or future litigation, proceeding or other matter which has been or may be brought against or by the Company before any agency, court, or other tribunal and concerning or relating in any way to any matter falling within Employee’s knowledge or former area of responsibility. Employee agrees to immediately notify the Company, through the General Counsel of KAR, in the event he is contacted by any outside attorney (including paralegals or other affiliated parties) unless (i) the Company is represented by the attorney, (ii) Employee is represented by the attorney for the purpose of protecting his personal interests or (iii) the Company has been advised of and has approved such contact. Employee agrees to provide reasonable assistance and completely truthful testimony in such matters including, without limitation, facilitating and assisting in the preparation of any underlying defense, responding to discovery requests, preparing for and attending deposition(s) as well as appearing in court to provide truthful testimony, provided, however, that Company shall reimburse Employee for the reasonable travel, meals and lodging expenses actually incurred by Employee to attend and participate in any such proceedings requiring Employee to travel more than fifty (50) miles from Employee’s then-current residence. Employee understands that these are material terms of the Agreement and that his failure to cooperate as requested will result in the immediate forfeiture of any severance benefits listed in Section 1 still owing at the time of the breach.

14. Remedies. The parties agree the Company will suffer irreparable injury in the event of a threatened or actual breach by Employee of the terms of Sections 8, 9, 10 and 13 of this Agreement. In the event of a breach, or threatened breach: (a) all obligations of Employer and/or any and all other Company Entities to pay, provide, allow or otherwise perform the obligations called for by, or contemplated under, the Severance Consideration provisions of Section 1 of this Agreement shall immediately thereupon cease and be forfeited and, in the case of the Override Units referred in Subsection B thereof, such unvested Override Units shall immediately thereupon cease to exist and be deemed revoked by any and all of the relevant Company Entities, with any and all rights of Employee as to, as a result of or with respect to such units being forfeited by Employee immediately, without any further action by any of the Company Entities being required; and (b) the Company shall, in addition to any other remedies and damages available at law or in equity, be entitled: (i) to a temporary and/or permanent injunction to prevent or restrain the violation of the restrictive covenants or non-solicitation provisions by the Employee or any persons acting for or in concert

Page 7 of 11	Employee Initials: JRN

with the Employee without proof of monetary or immediate damage and without the necessity of posting a bond; and (ii) to notify any person that employs the Employee of the non-disclosure, non-solicitation, non-competition and other applicable provisions of this Agreement.

In addition, if Employee shall breach this Agreement by, for example and without limitation, filing a suit against the Company or any employee of the Company that relates to his employment or the separation of employment; by failing to honor any undertaking, affirmation or obligation herein provided, including those agreed to in Sections 8, 9, 10 and 13; or if any statement or representation that Employee has made in this Agreement is false as of the date this Agreement is executed, such breach obligates Employee to return to the Company all monies and returnable benefits and advantages already paid out or provided under this Agreement at the time of the breach; and permits the Company (any released party herein) to pursue any other legal or equitable relief to which it is otherwise entitled as the result of such breach. Employee also understands and agrees that Employee will be responsible for payment of the Company’s attorneys’ fees incurred as a result of a successful effort to pursue legal action against Employee in connection with such breach.

Such remedies shall be cumulative and non-exclusive and shall be in addition to any other remedy which the Company may have at law or in equity.

15. Common Law of Torts or Trade Secrets. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

16. Return of Company Property. Employee also represents and warrants that he has made an extensive search for and, as of the Separation Date, he has returned the Company’s property and information, whether paper or electronic documents, files, equipment and other property and information of any kind belonging or related to (i) any member of the Company Entities; (ii) any current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them; or (iii) the businesses, products, services and operations (including without limitation, business, financial, accounting practices) of any of them, whether tangible or intangible, excluding any information that is generally available public knowledge or that relates to Employee’s compensation or employee benefits. To ensure that he returns all of the Company’s property and information, Employee acknowledges his on-going affirmative duty to search for and return all Company property whenever it is discovered.

17. No Present Claims. Employee confirms that no claim, charge of complaint, or action by Employee against the Company presently exists in any form or forum. In the event that any such claim, charge, complaint or action has been filed, Employee shall not be entitled to any relief or recovery therefrom, including any costs or attorneys’ fees.

18. No Admissions. Employee agrees that neither this Agreement nor the furnishing of the consideration of this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind. The Company specifically denies that it has, in any respect, violated and/or abridged any right or obligation that it may owe or may have owed to the Employee.

19. Reference. Reference inquiries should be referred to the General Counsel of KAR Auction Services, Inc. who may confirm the dates of employment, title and responsibilities in accordance with the Company’s standard policy. Salary may be confirmed if the request is accompanied with Employee’s signed authorization.

Page 8 of 11	Employee Initials: JRN

20. Resolution of Disputes; Arbitration. Should a dispute arise concerning this Agreement or its interpretation—other than any action brought by the Company for injunctive relief, which action is explicitly exempted—either party may request a conference with the other party to this Agreement and the parties shall meet to attempt to resolve the dispute. Failing such resolution within thirty (30) days of party request for a conference, the Company and Employee shall endeavor to select an arbitrator who shall hear the dispute. In the event the parties are unable to agree on an arbitrator, Employee and Company shall request the American Arbitration Association (“AAA”) to submit a list of nine (9) names of persons who could serve as an arbitrator. The Company and Employee shall alternately remove names from this list (beginning with the party which wins a flip of a coin) until one person remains and this person shall serve as the impartial arbitrator. The arbitration shall be conducted in accordance with the then-current National Rules for the Resolution of Employment Disputes as promulgated by the AAA. The decision of the arbitrator shall be final and binding on both parties. Each party shall bear equally the cost of the arbitrator.

The arbitrator shall only have authority to interpret, apply or determine compliance with the provisions set forth in this Agreement, but shall not have the authority to add to, detract from or otherwise alter the language of the Agreement.

21. Modification. The parties hereto agree that this Agreement may not be modified, altered or changed, except upon the prior written consent of the parties hereto, with any such modification, alteration or change also being subject to the requirements of Section 23, below. The parties acknowledge that this is the entire agreement between them, superseding and replacing all prior written and oral agreements.

22. Severability. The parties hereto agree that if it is determined by any court of competent jurisdiction that any provision hereof is unlawful or unenforceable, the Company may elect that the remaining provisions hereof shall remain in full force and effect or may elect to void this Agreement in its entirety.

23. Taxes/Withholding. This Agreement is intended to comply with any applicable requirements of Section 409A of the Tax Code and related regulations, after taking into account available exemptions. To the extent required to satisfy such 409A requirements, this Agreement shall be applied and construed in a manner consistent with satisfaction of such requirements. Any and all amounts payable under this Agreement shall be subject to any and all required withholdings for income and employment taxes, as determined by Employer in accordance with applicable law.

24. Death of Employee. In the event of the death of Employee prior to date the last payment is made as set forth in Section 1 herein, Employer shall:

(i)	Pay all remaining amounts set forth in Section 1(A), in the original time, place and manner, to such person or persons as Employee shall have designated for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to Employee’s estate.
(ii)	The Override Units set forth in Section 1(B) shall be subject to treatment as set forth and defined by the express terms of the governing KAR LLC Agreement and/or Axle LLC Agreement.
(iii)	COBRA – Any remainder of the maximum 18 month subsidy period described in Section 1(C) shall, subject to all other applicable COBRA requirements, be made applicable to beneficiaries (collectively) otherwise entitled to and electing extended coverage under COBRA, be available for the remainder of such period.

25. Consultation. This Agreement cannot be amended, modified or canceled, except by a written document signed by both Employee and the Chief Executive Officer of KAR. By signing this Agreement, Employee acknowledges that:

Page 9 of 11	Employee Initials: JRN

(i)	Employee has read this Agreement completely;

(ii)	Employee has had an opportunity to consider the terms of this Agreement;

(iii)	Employee knows that he may be giving up important legal rights by signing this Agreement;

(iv)	Employee understands and affirms everything that he has said in this Agreement, and agrees to all its terms;

(v)	Employee is not relying on the Company or any representative of the Company to explain this Agreement to him; Employee has had an opportunity to consult an attorney or other advisor to explain this Agreement and its consequences before signing it; and Employee has availed himself of this opportunity to whatever extent desired;

(vi)	Employee has signed this Agreement voluntarily and entirely of his own free will, without any pressure from Employer or any representative of the Employer or anyone else.

26. Older Workers Benefit Protection Act of 1990. Employee also acknowledges that he has been informed, pursuant to the federal Older Workers Benefit Protection Act of 1990, that:

(i)	Employee has the right to consult with an attorney before signing this Agreement;

(ii)	Employee does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed;

(iii)	Employee has twenty-one (21) days from the date of receipt to consider this Agreement;

(iv)	Employee has seven (7) days after signing this Agreement to revoke his acceptance of the Agreement, and the Agreement will not be effective until that revocation period has expired. If Employee desires to revoke his acceptance of this Agreement, he must give written notice within the seven (7) day period to Becca Polak, Executive Vice President, General Counsel and Secretary of KAR, 13085 Hamilton Crossing Boulevard, Carmel, IN, 46032 as served in person or via overnight carrier. If Employee revokes his acceptance of this Agreement, he thereby forfeits his right to receive any severance benefits provided hereunder and renders this Agreement null and void in its entirety.

27. Miscellaneous Terms and Conditions.

(i)	This Agreement shall be assignable and transferrable by the Company to any successor in interest (including by way of merger or sale of the Company). This Agreement is not assignable by Employee.

(ii)	This Agreement shall be construed in accordance with and pursuant to the laws of the State of Indiana without giving effect to the provision thereof regarding conflict of laws.

(iii)	Employee agrees that any suit, action or proceeding relating in any way to this Agreement or Employee’s employment or relationship with the Company, shall be brought and enforced in the Circuit Court of Hamilton County of the State of Indiana or in the District Court of the United States of America for the Southern District of Indiana. Due to Employee’s extensive contacts with the State of Indiana, he submits to the jurisdiction of each such court and waives and agrees not to assert, in connection therewith, any claim that Employee is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

Page 10 of 11	Employee Initials: JRN

(iv)	In any suit, action or proceeding relating in any way to this Agreement or Employee’s employment relationship with the Company, Employee expressly agrees to waive his right to a trial by jury and expressly agrees to a trial only to the presiding judge and not a jury.

(v)	The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(vi)	The terms and conditions of all parts of this Agreement shall in all cases be construed as a whole, according to their fair meaning, and not strictly for or against any drafter.

(vii)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

If you are willing to enter into this Agreement, please signify your acceptance in the space indicated below, and return to Becca Polak, Executive Vice President, General Counsel and Secretary, KAR Auction Services, Inc., 13085 Hamilton Crossing Boulevard, Carmel, IN 46032 on or before 21 days from the date you received this Agreement. This Agreement will not become effective until seven (7) days after the date you sign and do not revoke this Agreement (“Effective Date”).

PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE AGAINST THE COMPANY BY SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto evidence their agreement by their signatures.

KAR Auction Services, Inc.

DATE: February 18, 2011	/s/ James P. Hallett
James P. Hallett
Chief Executive Officer
KAR Auction Services, Inc.

I have carefully read and agree to accept the terms and conditions set forth in this Severance,

Release and Waiver Agreement.

DATE: February 18, 2011	/s/ John R. Nordin
Employee Signature

Page 11 of 11	Employee Initials: JRN